Exhibit 10.16

Form of Performance Stock Unit Award Agreement
2024

CULLEN/FROST BANKERS, INC.
PERFORMANCE STOCK UNIT AGREEMENT

This Performance Stock Unit Agreement (the “Agreement”) is made and entered into this 29th day of October, 2024 (the “Grant Date”) by and between Cullen/Frost Bankers, Inc. (the “Company”) and [•] (the “Participant”), pursuant to the Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan (the “Plan”). All terms and provisions of the Plan are hereby incorporated into and shall govern the Agreement except where general provisions of the Plan are superseded by particular provisions of the Agreement. All capitalized terms used in the Agreement shall have the same meaning given the terms in the Plan.
1.    Grant of Performance Stock Units. Subject to the terms of this Agreement and the Plan, the Company hereby grants the Participant as of the date hereof [•] Performance Stock Units (the “Award”) for the Performance Period commencing January 1, 2025 and ending December 31, 2027.
2.    Vesting of Performance Stock Units. Subject to the terms of this Agreement and the Plan, the Award shall vest upon certification by the Committee of the level of achievement, if any, of the applicable goals under the Performance Measure as set forth on Appendix A hereto (the “Vesting Date”). The Award shall vest as of the Vesting Date at the level determined by the Committee, provided that the Participant remains employed by the Company on the Vesting Date (except as otherwise provided in this Agreement). As soon as practicable following the Vesting Date or such earlier vesting date as otherwise provided in this Agreement, the Award shall be promptly paid out in Shares. The number of Shares payable under the Performance Stock Unit may range from 0% - 150% of the Award.
3.    Dividend Equivalents. Prior to the vesting, expiration, or other termination of the Award, the Participant shall have the right to receive dividend equivalent payments based on the regular cash dividends paid or distributed on the Shares underlying the Award, which dividend equivalents shall be paid accumulated during the Performance Period and only paid to the Participant in cash to the extent the underlying Award vests, which amount shall be paid less applicable tax withholdings promptly following the Vesting Date.
4.    Termination of Employment. In the event that the Participant terminates employment on or after the date the Participant reaches age 65 (“Retirement”) but prior to the Vesting Date, the Award shall continue to vest and be payable on the Vesting Date.
Except as set forth in this paragraph 4 and in paragraph 5 below, in the event that a Participant’s employment with the Company is terminated for any reason other than Retirement, prior to the Vesting Date, then the Award shall be forfeited for no consideration upon such termination of employment, unless the Committee determines otherwise in its sole discretion.
5.    Change in Control. In accordance with Section 15.1(a) and (b) of the Plan, (i) upon a Change in Control, the goals under the Performance Measures set forth on Appendix A shall be determined to have been earned, as of the date of the Change of Control, at the greater of targeted performance and actual performance through such date, as determined by the Committee and the Award shall continue to be subject to time-based vesting for the remainder of the Performance Period, and (ii) the Award shall become immediately fully vested as of the effective date of Participant’s termination of employment by the Company without Cause or by the Participant for “Good Reason” within the twenty-four (24) month period following a Change in Control.
“Good Reason” means without a Participant’s express written consent, the occurrence of any one or more of the following:

a.The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company in effect immediately preceding the Change in Control, or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from those in effect immediately preceding the Change in Control;
b.The Company’s requiring the Participant to be based at a different location if the distance between such different location and the Participant’s current primary residence is at least fifty (50) miles greater than the distance between the location at which the Participant was based immediately preceding the Change in Control and the Participant’s current primary residence (for the avoidance of doubt, required travel on the Company’s business to the extent substantially consistent with the Participant’s business obligations as of the effective date of the Change in Control shall not constitute the Company’s requiring the Participant to be based at a different location);
c.A material reduction in the Participant’s Base Salary or Target Bonus as in effect on the effective date of the Change in Control or as the same may be increased from time to time;
d.A material reduction in the Participant’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements, in which the Participant participates immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Participant’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other Participants who have positions commensurate with the Participant’s position; or
e.Any breach to the terms of this Agreement by the Company or any successor entity;
f.Any termination of Participant’s employment by the Company that is not affected pursuant to a notice of termination.
The existence of Good Reason shall not be affected by a Participant’s temporary incapacity due to physical or mental illness not constituting a Disability. A Participant’s termination shall constitute a waiver of such Participant’s rights with respect to any circumstance constituting Good Reason. A Participant’s continued employment shall not constitute a waiver of such Participant’s rights with respect to any circumstance constituting Good Reason.
Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and but for this paragraph 5 would be subject to the excise tax imposed by Section 4999 of the Code, then the payments pursuant to this Agreement will be either (x) delivered in full or (y) reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Participant on an after-tax basis of the greatest amount of payments, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will be made in a manner that results in the best economic benefit to the Participant.
6.    Employment. Nothing in the Agreement shall interfere with or limit in any way the right of the Company to terminate the Participant’s employment at any time nor confer upon any Participant any right to continue in the employ of the Company.
7.    Withholding Taxes. The Participant acknowledges and agrees that the Company has the right to deduct from any payments due to the Participant any federal, state, or local taxes required by law to be withheld with respect to the Award.

8.    Compliance with Securities Laws. The Participant acknowledges that the rights of the Participant to transfer Shares in respect of the Award shall be subject to compliance with the requirement of federal and state securities laws, including, but not limited to, Rule 144 under the Securities Act of 1933.
9.    Section 409A Deferred Compensation. Any portion of the Award that is determined, with respect to the Participant, to constitute deferred compensation within the meaning of Code Section 409A is intended to comply with Code Section 409A and shall be subject to the provisions in Section 19.5 of the Plan for compliance with Code Section 409A.
10.    Governing Law. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Texas.
11.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.
IN WITNESS WHEREOF, this Agreement is executed by the Company and by the participant as of this 29th day of October, 2024.

CULLEN/FROST BANKERS, INC.

By: [•]
Title: [•]

PARTICIPANT

[•]

APPENDIX A

Performance Period: January 1, 2025 – December 31, 2027

Performance Measure: Relative Return on Average Assets

Performance Goals: Measure the Company’s achievement of Return on Average Assets over the Performance Period as compared to the Company’s Peer Group’s achievement of Return on Average Assets over the Performance Period, as reported in such Peer Group’s publicly-filed annual reports. For purposes of this Agreement, the Companies Peer Group shall consist of the following companies:

•Zions Bancorporation, National Association;
•First Horizon Corporation;
•Western Alliance Bancorporation;
•Comerica Incorporated;
•Webster Financial Corporation;
•East West Bancorp, Inc.;
•Valley National Bancorp;
•Wintrust Financial Corporation;
•Synovus Financial Corp.;
•Old National Bancorp;
•Columbia Banking System, Inc.;
•BOK Financial Corporation;
•Pinnacle Financial Partners, Inc.;
•Cadence Bank;
•F.N.B. Corporation;
•SouthState Corporation;
•UMB Financial Corporation;
•Associated Banc-Corp;
•Prosperity Bancshares, Inc.;
•BankUnited, Inc.;
•Hancock Whitney Corporation;
•Commerce Bancshares, Inc.; and
•First Interstate BancSystem, Inc.

If, during the Performance Period, any member of that Peer Group (i) files for bankruptcy or becomes insolvent or fails to file a timely 10-K due to bankruptcy, such member shall remain part of the peer group but fall to the bottom of the Peer Group, or (ii) is acquired, such that it is no longer a public company, such member shall be removed from the Peer Group, effective as of the beginning of the Performance Period.

Determination of Award Vesting:

Level of Achievement	Award Payout Percentage
<25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile or greater	150%